Exhibit (g)(3)

Amendment to Appendix A

Hong Kong – China – Stock Connect Service

The DBX ETF Trust and The Bank of New York Mellon hereby amend and restate Appendix A to the Amended and Restated Supplement to the Global Custody Agreement Hong Kong - China – Stock Connect Service dated October 18, 2018 as set forth below.

The date of this amendment and restatement is August 18, 2021.

Appendix A

Xtrackers Harvest CSI 300 China A-Shares ETF (ASHR) Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF (ASHS)

Xtrackers MSCI All World ex US High Dividend Yield Equity ETF (HDAW) Xtrackers International Real Estate ETF (HAUZ)

Xtrackers MSCI All World ex US Hedged Equity ETF (DBAW) Xtrackers MSCI Emerging Markets Currency-Hedged Equity ETF (DBEM)

Xtrackers Harvest MSCI All China ETF (CN) Xtrackers MSCI China A Inclusion Equity ETF (ASHX)

Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF (EMSG)

Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF (EMCR)

Agreed:

DBX ETF Trust	The Bank of New York Mellon

By: /s/ John Millette	By: /s/ Keith A. Hallman
John Millette	Keith A. Hallman
Secretary	Vice President